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                                                                    Exhibit 23.1


                          Consent of Independent Accountants


Board of Directors
Intercorp Excelle Inc.

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statement of Intercorp Excelle Inc., on Form S-8, File No. 333-65465, of our report, dated March 31, 1997, relating to the consolidated balance sheets of Intercorp Excelle Inc. and subsidiaries as of January 31, 1998 and January 31, 1997, and the related consolidated statements of income, changes in stockholders equity and cash flows for each of the years in the three years period ended January 13, 1998, which report appears in the January 31, 1998 Annual Report on Form 10-KSB of Intercorp Excelle Inc.


Toronto, Ontario                        Schwartz Levitsky, Feldman, LLP
October 16, 1998